                                                                      EXHIBIT 10


The Executive Employment Agreement (Agreement) is effective for the President and all Vice Presidents of the Registrant. All Agreements are dated September 1, 1999, and vary in length from four years to four years and eleven months. Other than base salaries and length of the contracts, there are no other differences in the terms of the Agreements, the body of which is provided in this exhibit.


                         EXECUTIVE EMPLOYMENT AGREEMENT


          THIS AGREEMENT is made as of this ______day of __________, 199____, by and between NORTH PITTSBURGH TELEPHONE COMPANY, a Pennsylvania business corporation, having its principal office at 4008 Gibsonia Road, Gibsonia, Pennsylvania 15044-9311 (hereinafter called "Employer") and ___________
________ with residential address at ____________________________ (hereinafter called the "Employee").

          WHEREAS, Employee is currently employed by Employer as an executive officer, but without either a written employment agreement or a fixed term of employment and;

          WHEREAS, Employer wishes to assure Employee's future services for a fixed term and to have an agreed upon writing which sets forth Employee's duties, responsibilities, salary and benefits and;

          WHEREAS, both Employee and Employer agree that it would be beneficial for both to have a written employment agreement between them;

          NOW, THEREFORE, for and in consideration of the mutual promises, agreements and covenants herein contained, the parties, intending to be legally bound, agree as follows:

     1.   Employment.  Employer will continue to employ the Employee and the
          ----------
Employee accepts such continued employment by Employer upon the terms and conditions of this Agreement.

     2.   Initial Term; Renewal Option.  The initial term of employment under
          ----------------------------
this Agreement shall be _____ years in length and shall commence on _____________, 1999 and terminate at 5 p.m. on __________________, 2003 (the
"Initial Term"). Employer may renew Employee's employment under this Agreement for successive terms of between one to four years by providing Employee with written notice of said renewal at least three (3) months before the last day of the prior term. If the renewal notice fails to state how long the next term of employment shall be, then said term shall be deemed to be one year in length.

     3.   Fidelity Payment.  Employer agrees to pay Employee a Fidelity Payment
          ----------------
of TWENTY THOUSAND DOLLARS ($20,000) in two equal installments. The first installment of TEN THOUSAND DOLLARS ($10,000) shall be paid within thirty (30) days after Employee's first day of work under the Initial Term of this Executive Employment Agreement. The second installment of TEN THOUSAND DOLLARS ($10,000) shall be paid on January 28, 2000. Employee agrees that the fidelity payment is not otherwise due Employee, but arises solely from this Agreement and is subject to all remaining terms and conditions of this Agreement.

     4.   Compensation and Benefits.
          -------------------------

          (a) For all services rendered by the Employee hereunder, the Employer shall (i) pay Employee a base salary of ___________ per 12 month period, payable in equal monthly installments, one at the end of each monthly period; (ii) include the Employee as a participant in the Employer's Executive Bonus Plan (see Attachment I) which will remain in effect throughout the term of this Agreement and which may from time to time be modified or amended; (iii) include the Employee as a participant in the Employer's salaried employees' benefit programs; and (iv) provide Employee with the use of an automobile. Use of the automobile shall be subject to such rules and limitations as

Employer may establish. Salary payments shall be subject to withholding and other applicable taxes. All compensation payable under the Executive Bonus Plan shall be included in the calculation of the Employee's retirement benefit. In addition to any other benefits that may apply to Employee, or that may be implemented during the term of this Agreement, Employer shall provide two times the Employee's base salary in Life Insurance Benefits on behalf of the Employee.

          (b) Employer will review Employee's base salary on at least an annual basis for purpose of determining any increase which may be justified or merited.

     5.   Duties and Office.  The Employee shall serve at the direction of
          -----------------
Employer's President and/or Board of Directors as an executive officer of Employer with the title of __________________________. Employee's duties in that capacity shall be as set forth in Schedule A hereto with the understanding that Employee's duties may from time to time be modified or expanded by the President and/or the Board as the business interests of Employer may require. Subject to the provisions of Paragraph 12(c) of this Agreement regarding a change of control, it is expressly understood that the Employer's Board of Directors may elect Employee to a different executive office having different responsibilities and duties than those set forth in Schedule A and different compensation and benefits than those set forth in Paragraph 4 hereof. It is expressly understood that the newly assigned responsibilities and compensation shall be equal to or greater than those set forth in this Agreement.

     6.   Exclusivity of Employment.  Employee agrees to work exclusively and
          -------------------------
full-time for Employer and devote his/her talents, skills, attention, best efforts and time during normal business hours and such other times as may be necessary to the business and affairs of Employer and, to discharge the responsibilities assigned to him/her and to use his/her best efforts to perform faithfully and efficiently the responsibilities assigned to him/her. The Employee shall not during the term of this Agreement be engaged in any other employment without the consent of the Employer. The Employee may (i) serve on civic or charitable boards or committees or (ii) perform volunteer work for a charitable, educational, civic or other nonprofit organization so long as such activities do not interfere in any material respect with the performance of the Employee's job responsibilities under this Agreement.

     7.   Restrictive Covenant.
          --------------------

          (a) In consideration of, and as an inducement for, Employer entering into this Agreement with Employee, Employee promises that during his/her employment hereunder and for a period of fifteen (15) months after his/her employment hereunder terminates for any reason, Employee shall not in any way, directly or indirectly, manage, operate, control, accept employment with, consult for, or otherwise advise or assist or be associated with or own or have any other interest in or right with respect to (other than through ownership of not more than five percent of the outstanding voting shares of a corporation's stock) any business or organization within the Basic Trading Area of the City of Pittsburgh as defined by Rand McNally & Co in the Rand McNally 1993 Commercial Atlas & Marketing Guide, p. 4 (124th ed 1993) which performs substantially similar activities to that performed by Employer and/or any of its subsidiaries, joint ventures or related entities during the time Employee worked for Employer. Employee further agrees that for a period of fifteen (15) months following Employee's termination of employment under this Agreement, Employee shall not provide consultative or advisory services to any governmental agency with regulatory authority over the business of Employer, its subsidiaries, or affiliates, the Pennsylvania Office of Consumer Advocate or the Pennsylvania Office of Small Business Advocate.

          (b) It is hereby acknowledged and agreed by the parties that Employee's violation of this covenant shall severely damage Employer's business, and the parties recognize that such damage shall be difficult to precisely quantify or determine. Moreover, the parties agree that the sum of one and-a-half times the Employee's final annual salary with the Employer represents a fair estimate of the damage Employer would suffer as a result of Employee's violation of this covenant. Therefore, it is expressly agreed that Employer shall be entitled to liquidated damages in the amount of one and-a-half times the Employee's final annual base salary in the event that Employee breaches this covenant, which amount shall be immediately payable upon any such breach. Moreover, Employer shall also be entitled to injunctive relief against Employee in the event of any such breach.

          (c) If any restriction in Paragraph 7(a) is greater than the maximum restriction permitted by law, then the restriction herein shall be deemed to be such maximum permissible restriction.

          (d) In order to monitor compliance with the terms of this restrictive covenant, Employee agrees to give written notice, including a pertinent description, to the Employer of each position of employment, ownership of more than five percent of the value or voting shares of any business, operation or participation with another entity or organization (excepting religious institutions or charitable organizations not related to Employer's activities) which Employee obtains from the date of this Agreement and continuing until fifteen (15) months after the termination of Employee's employment with Employer for any reason.

          (e) Employee agrees that during his/her employment with Employer and continuing for fifteen (15) months thereafter, Employee shall not, directly or indirectly, for his/her own account or as an agent, servant or employee of any business or organization, engage, hire or offer to hire or entice away, or in any other manner persuade or attempt to persuade any current or future officer, employee, or agent of the Employer or any of its subsidiaries, joint ventures or related entities, to discontinue his or her relationship therewith for any reason.

          (f) This covenant shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to Employer's enforcement of this covenant.

          (g) If Employer chooses not to renew this Agreement, terminates Employee without cause, or terminates Employee without cause following a change of control, the conditions contained in Section 7 (a), (b), (c), (d), and (f) shall not apply. Section 7 (e) will apply.

     8.   Confidential Information & Employer Materials.
          ---------------------------------------------

          (a) Employee acknowledges that Employer has, through Employee and other key personnel, developed valuable confidential information such as, but not limited to, plans, diagrams, equipment specifications, business strategies, pricing methods, policies, resolutions, negotiations, customer/client lists, technical data, computer programs, algorithms and trade secrets relating to Employer's business. Confidential information includes information which is not generally known in the business conducted by Employer, its subsidiaries or affiliates, but does not include general skills, knowledge and experience acquired by Employee during his/her employment with Employer. Employee covenants and agrees not to disclose this confidential information outside Employer and expressly covenants and agrees not to provide such confidential information to any new employer of Employee and to use his/her best efforts both during and after his/her employment with Employer to prevent its dissemination outside the Employer. Employee further covenants and agrees to use such confidential information exclusively for the benefit of Employer and to make any new employer of Employee aware of Employee's obligation under Paragraph 8 of this Agreement.

          (b) Any such confidential information developed by Employee during the term of this Agreement shall be the property of Employer. Should Employer elect to apply for any patent, copyright or other property right relating to the confidential information or to any development made by Employee on behalf of Employer during the term of this Agreement, Employee shall, upon written request of Employer, assign and transfer to Employer his/her entire right, title and interest therein. Employee further agrees to assist Employer with the prosecution of any such application, whether such assistance is requested during or after the term of this Agreement.

          (c) All documents and materials of any nature pertaining to activities of Employer, its subsidiaries or affiliates, which are in Employee's possession or control, including but not limited to memoranda, notebooks, notes, data sheets, papers, tapes, computer disks and any other electronic or other recording media, are and shall be the sole property of Employer and each such item and any copies or reproductions of them shall be given to Employer upon Employee's separation from employment with Employer and at any earlier time when requested by Employer.

     9.   Expenses. The Employer shall reimburse Employee for all reasonable and
          --------
necessary expenses incurred in carrying out Employee's duties under this Agreement. Employee shall present to the Employer, on a monthly basis, an itemized account of such expenses in any form required by the Employer.


     10.  Termination By Employee and Repayment of Fidelity Payment.
          ---------------------------------------------------------

          (a) Employee may, without cause, terminate his employment with Employer by giving thirty (30) days prior written notice to Employer. The Employee shall continue to render his/her services until the effective date of termination unless Employer states otherwise and shall be paid his regular compensation to the date of termination.

          (b) Employee must repay to Employer that percentage of the Fidelity Payment specified in Paragraph 3 hereof equal to the percentage of the Initial Term which remains if Employee terminates his employment within the Initial Term. Employer will deduct all of this amount, if due, from the gross wages to be paid to Employee by Employer. Any amount repaid shall be deducted from Employee's W-2 earnings in the year in which repayment is made. Any balance due on this amount shall be paid to Employer by Employee within 60 days of Employee's last day of employment. After 60 days, interest shall accrue on the unpaid amount at a rate of 1% per month or portion thereof. This subparagraph shall not apply if termination occurs under the circumstance of a "Change of Control" as described in Paragraph 12(c) hereto.

     11.  Termination of Employee by Employer
          -----------------------------------

          (a)  Without Cause.  Employer shall have the right, without cause or
               -------------
stated reason, to terminate Employee's employment at any time.

          (b)  For Just or Good Cause.  Employer may terminate Employee's
               ----------------------
employment at any time for "just or good cause". Just or good cause may include, but need not be limited to:

               (i) Violation by Employee of the provisions of this Agreement, including those set forth in Paragraphs 6, 7 and 8 hereof;

               (ii) Employee's disloyalty, insubordination, or dishonesty toward Employer or commission or conviction (whether that conviction be a consequence of plea, finding or verdict) of a felony or of any crime involving moral turpitude;

               (iii) Employee's persistent incompetence or persistent neglect of his/her assigned duties;

               (iv) Employee's public actions which may damage the business interests or image of the Employer; or

               (v) Employee's actions in the workplace which violate Employer's standards of employee conduct.

     In the case of terminations for just or good cause occurring during the Initial Term of this Agreement, the Employee must repay to the Employer that percentage of the Fidelity Payment specified in Paragraph 3 equal to the percentage of the Initial Term which remains. Employer will deduct all of this amount, if due, from the gross wages to be paid to Employee by Employer. Any amount repaid shall be deducted from Employee's W-2 earnings in the year in which repayment is made. Any balance due on this amount shall be paid to Employer by Employee within 60 days of Employee's last day of employment. After 60 days, interest shall accrue on the unpaid amount at a rate of 1% per month or portion thereof.

     12.  Severance Compensation.
          -----------------------

          (a)  Termination by Employer Other Than for Cause.  If prior to the
               --------------------------------------------
expiration of Employee's term of employment (except in the termination circumstance described in Paragraph 12(c)), the Employer terminates Employee's employment under this Agreement other than for just or good cause, then the Employer shall be obligated to pay to the Employee, within thirty (30) days after the date of termination, a severance amount equal to the aggregate of Employee's annual base salary (at its level as of the date of termination) which would be payable to the Employee for the balance of the present term of employment. In no event shall the severance amount to be paid Employee under this provision exceed two hundred and fifty percent (250%) of Employee's annual base salary or be less than one hundred twenty-five percent (125%) of Employee's annual base salary.

          (b)  Termination by Employer for Just or Good Cause.  In the event of
               ----------------------------------------------
the termination of the Employee's employment for just or good cause, the Employer shall have no obligation to pay the Employee any severance amount, including any amount described in this Paragraph 12.

          (c)  Termination Following Change of Control.  If, following a change
               ---------------------------------------
of control, any action should be taken to terminate this Executive Employment Agreement, terminate Employee's employment, substantially change his/her duties or privileges, substantially breach Employer's obligations under this Executive Employment Agreement, substantially limit Employee's managerial duties and control or relocate Employee to a different geographic location unacceptable to Employee, then Employee may elect to terminate his/her employment with Employer (or its successor or purchaser). If the Employee so elects to terminate his/her employment or if Employer (or its successor or purchaser) terminates Employee without cause after a change of control, the Employer shall pay to the Employee within thirty (30) days after the date of termination an amount equal to two (2) times the Employee's then current annual base salary. The Employer shall be obligated to make such payment in lieu of, and not in addition to, the Employer's payment obligations under Paragraph 12(a) of this Agreement. For purposes of this Agreement, a change of control shall be deemed to have occurred in the event of: (i) the acquisition, directly or indirectly, by any person or entity, or persons or entities acting in concert, whether by purchase, merger, consolidation or otherwise, of voting power over that number of voting shares of the capital stock of the Employer which, when combined with the existing voting power of such persons or entities, would enable them to cast fifty percent (50%) or more of the votes which all shareholders of the Employer would be entitled to cast in the election of directors of the Employer, or (ii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Employer to a transferee other than Employer, an entity of which a controlling interest is owned by Employer, or an entity which, prior to the change in control, owns,
directly or indirectly, a controlling interest in Employer.   All fringe
benefits applicable to Employee which have a vesting schedule shall be deemed fully vested as of the date of a change of control.

     13.  Bona Fide Executive/High Policy Making Employee Retirement Program.
          ------------------------------------------------------------------
Employee acknowledges that he/she is presently a bona fide executive and/or high policy making employee of Employer and that he/she recognizes and has been informed that Employer may, at its discretion, require that Employee retire at the age of sixty-five (65) years or older if for the two (2) year period immediately before retirement Employee has remained employed in a bona fide executive or high policy making position and if at that time Employee is entitled to an immediate nonforfeitable annual retirement benefit from a pension, profit sharing savings, or deferred compensation plan, or any combination of such plans of Employer, which benefit equals in the aggregate at least $44,000 annually or such greater amount as may be set forth in the provisions of the federal Age Discrimination in Employment Act, as amended, which Act concerns mandatory retirement of bona fide executives or high policy makers.

     14.  Death During Employment.  If the Employee dies during the term of
          -----------------------
his/her employment, the Employer shall pay to the Employee's estate the compensation that would otherwise be payable to the Employee up to the end of the month in which his death occurs.

     15.  Interpretation.  This Agreement shall be construed in accordance
          --------------
with, and be governed by, the laws of the Commonwealth of Pennsylvania.

     16.  Notices.  Any notice required or desired to be given under this
          -------
Agreement shall be deemed given if in writing and sent by certified mail, return receipt requested, to the Employee's residence or to the Employer's principal office, as the case may be. The Employer shall also have the option of delivery of the written notice to the person of the Employee.

     17.  Waiver of Breach.  The Employer's waiver of, or failure to act upon,
          ----------------
a breach of any provision in this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

     18.  Assignment.  The Employee acknowledges that his services are unique
          ----------
and are personal to the Employer. The Employee may not assign his rights or delegate his duties or obligations under this Agreement. The Employer's rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the Employer's successors and assigns. Employer shall provide any person/entity that Employer is aware is likely to acquire a controlling interest in Employer (as described in Paragraph 12(c) of this agreement) with a copy of this Agreement, make that person/entity aware of its provisions (including but not limited to those in Paragraph 12 above), and require that person/entity, as a condition of the acquisition, to adopt the provisions of this Agreement or make the payment to Employee specified in paragraph 12(a).

     19.  Arbitration of Claims and Disputes.  Except as hereinafter set
          ----------------------------------
forth, no civil action concerning any disputes, controversies or claims between Employee and Employer arising out of this Agreement or out of Employee's employment or termination shall be instituted before any court and all such disputes, controversies, or claims shall be submitted to final and binding arbitration under the auspices of the American Arbitration Association, Pittsburgh, Pennsylvania or another professional arbitration association, panel or entity. Such arbitration shall be conducted in accordance with the protocols and procedures of The American Arbitration Association. This provision shall apply to any and all such disputes, controversies or claims whether asserted against the Employer and/or against any employee, officer, alleged agent, director or affiliate of the Employer with regard to any matter arising out of this agreement or out of Employee's employment or the termination of Employee's employment including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of Employer's standards of Employee conduct or this Agreement, and/or any other claim or controversy arising out of the employment relationship (or the nature of the relationship) or the commencement or termination of that relationship, including, but not limited to, claims for violation of law and/or for breach of covenant, breach of implied covenant of good faith and fair dealing, wrongful termination, breach of contract, or intentional infliction of emotional distress, defamation, breach of right of privacy, interference with the advantageous or contractual relations, conspiracy or other tort claims of any kind. All costs and expenses of the arbitration, including reasonable attorney's fees, shall be allocated among the parties according to the arbitrators' discretion. The arbitrators' award resulting from such arbitration shall be final, binding and nonappealable and may be confirmed and entered as a final judgment in any court of competent jurisdiction and enforced accordingly. Furthermore, the parties hereto expressly agree that proceeding to arbitration and obtaining an award thereunder shall be a condition precedent to the bringing or maintaining of any action in any court with respect to any dispute arising under this Agreement.

     This Paragraph 19 shall not apply to any disputes or claims arising under Paragraphs 6, 7 and 8 of this Agreement and shall not give Employee the right to seek stay or injunction of any Employer action pending resolution of a claim or dispute through arbitration.

     20.  Entire Agreement.  This Agreement contains the entire understanding of
          ----------------
the parties. It may not be changed orally but only by an agreement in writing signed by both parties.

     21.  Headings.  Headings in this Agreement are for convenience only and
          --------
shall not be used to interpret or construe its provisions.

     22.  Counterparts.  This Agreement may be executed in two (2) or more
          ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     23.  Counsel.  Employee acknowledges that he/she has been provided with
          -------
notice that he/she may review this Agreement with legal counsel of his/her choosing prior to signing. Employee further acknowledges that Employee has had adequate time to exercise the opportunity to consult with legal counsel of his/her choosing with regard to this Agreement, and that he/she enters into it after having had full opportunity to review it provisions.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.



                        NORTH PITTSBURGH TELEPHONE COMPANY

                        By

                        Attest

                                                   (Seal)
                        (Employee)

                                              ATTACHMENT I


                        NORTH PITTSBURGH SYSTEMS, INC.
                           1999 EXECUTIVE BONUS PLAN
                           -------------------------


1.   Purpose of Plan
     ---------------

     The purpose of this Bonus Plan (the "Plan") is to further the long-term growth and earnings of North Pittsburgh Systems, Inc. ("NPSI") and its subsidiaries by offering bonus incentives to supplement the base salaries of those officers of NPSI who will be largely responsible for such growth.

2.   Term of Plan
     ------------

     This Bonus Plan shall be in effect for Calendar Year 1999, from January 1, 1999 through December 31, 1999. The establishment of any bonus plans for subsequent years shall be by action of NPSI's Board of Directors upon the recommendation of its Compensation Committee.

3.   Eligibility and Participation
     -----------------------------

     Each employee of NPSI who is a Vice President, Executive Vice President or President of NPSI and who holds a covered office at December 31 of a bonus determination year as hereinafter defined will participate in the Plan for so long as such employee holds any one of such offices.

4.   Payment of Bonuses
     ------------------

     NPSI will pay bonuses under the Plan determined in accordance with the following steps:

(a) The "maximum total bonus amount" (the maximum total amount potentially payable to all eligible participants for the bonus determination year) will
                ---
     be determined by multiplying the bonus determination year total salary of all officers eligible to participate in the bonus plan by 20%. This calculation will be made at the end of each bonus determination year.

(b) The "earnings percentage" for the bonus determination year will be determined under the following table, based on the amount by which NPSI's earnings per share for the bonus determination year exceed NPSI's earnings per share for the calendar year immediately preceding the bonus determination year:

         Increase in Earnings Per Share      Earnings Percentage
         ------------------------------      -------------------

                Less than 1%                         0%
                          1%                        10%
                          2%                        20%
                          3%                        30%
                          4%                        40%
                          5%                        50%
                          6%                        60%
                          7%                        70%
                          8%                       100%

(c) One-half (1/2) of the maximum total bonus amount for the bonus determination year, multiplied by the earnings percentage for the bonus determination year, will be paid as bonuses in equal shares to all eligible Plan participants.

(d) The "revenue percentage" for the bonus determination year will be determined under the following table, based on the amount by which NPSI's gross operating revenues for the bonus determination year exceed NPSI's gross operating revenues for the calendar year immediately preceding the bonus determination year:

     Increase in Gross Operating Revenues    Revenue Percentage
     ------------------------------------    ------------------

              Less than  3%                           0%
                         3%                          10%
                         4%                          20%
                         5%                          30%
                         6%                          40%
                         7%                          50%
                         8%                          60%
                         9%                          70%
                        10%                         100%


(e) One-half (1/2) of the maximum total bonus amount for the bonus determination year, multiplied by the revenue percentage for the bonus determination year, will be paid as bonuses in equal shares to all eligible Plan participants.

(f) Notwithstanding any provision in this Plan to the contrary, in the event that an employee is an eligible participant for less than a full bonus determination year, the participant's share of the total bonuses payable will be a fraction of a full share, the numerator of which is the number of days the participant was employed by NPSI during the bonus determination year, and the denominator of which is 365.

     For purposes of the Plan, all financial information will be based on the audited financial statements of NPSI for each bonus determination year.
However, for purposes of the Plan, certain adjustments may be made in NPSI's earnings per share in order to exclude amounts paid under this Plan, extraordinary items of gain or loss (e.g., sales of substantial assets or subsidiaries, receipt of life insurance proceeds, etc.), or such other items as may be determined from time to time. Any such adjustments will be determined by the Compensation Committee of the NPSI Board of Directors (the "Committee") in its sole discretion.

     All bonuses for a bonus determination year (subject to withholding of all applicable income and employment taxes) will be paid as soon as practicable in the year following the bonus determination year, after completion of the audited financial statements for the bonus determination year. All compensation payable under the Executive Bonus Plan will be included in the calculation of the Employee's retirement benefit.

5.   Death of a Participant
     ----------------------

     If a participant dies while employed by NPSI during a bonus determination year, the payment of the bonus will be made to the participant's beneficiary (as designated in signed and dated writing delivered to NPSI), or to the participant's estate if no such beneficiary has been designated.

6.   Retirement/Termination of a Participant
     ---------------------------------------

     If a participant retires from employment by NPSI during a bonus determination year, and does not seek and/or enter employment with any competing business, the retiring employee shall be considered an eligible participant for the portion of the bonus determination year prior to retirement and his/her bonus shall be determined in accordance with Paragraph 3(f) of this Executive Bonus Plan. However, under no circumstances shall a terminated employee or a retiring employee, who seeks and/or enters employment with a business competing with NPSI or any of its subsidiaries, be considered an eligible participant for any portion of the bonus determination year prior to or after termination or retirement.

7.   Administration of the Plan
     --------------------------

     The Plan shall be administered by the Committee. All decisions and determinations by the Committee shall be final and binding upon all parties. The Committee shall have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for administration of the Plan.

8.   Non-Exclusivity
     ---------------

     Nothing contained in the Plan shall be deemed to preclude NPSI from establishing other compensation or bonus plans, or limit other plans which may be in effect from time to time, or limit the authority of NPSI to exercise its corporate rights and powers with respect to compensation and incentives to the full extent permitted by law.

     NPSI, intending to signify its consent hereto and to be legally bound, has caused these presents to be duly executed as of the _________ day of ____________ 19_____.


ATTEST:                              NORTH PITTSBURGH SYSTEMS, INC.


________________________             By ______________________________